UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 11, 2006

Date of report (Date of earliest event reported)

ON Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30419	36-3840979
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

ON Semiconductor Corporation 5005 E. McDowell Road Phoenix, Arizona	85008
(Address of principal executive offices)	(Zip Code)

602-244-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Semiconductor Components Industries, LLC (“SCILLC”), the wholly owned subsidiary of ON Semiconductor Corporation (“Corporation”), entered into an employment agreement with Robert Charles Mahoney (“Agreement”), as of July 11, 2006. Mr. Mahoney was recently appointed by the Board of Directors (“Board”) of the Corporation as Executive Vice President, Sales and Marketing of the Corporation and SCILLC. Mr. Mahoney has been employed by SCILLC for over three years in various management positions within the Sales and Marketing Department including as Vice President, Sales for the Americas. The Agreement provides for a base salary of $320,000 per year, subject to review by the Board from time-to-time. It specifies an incentive target amount for Mr. Mahoney under the Corporation’s bonus program up to a maximum of 60% of his base salary during the performance cycle or an additional amount as approved by the Board under the bonus program (his actual bonus amounts could range from 0% to over 60% of the target amount, depending upon Board approval and how the Corporation and/or Mr. Mahoney perform in relation to specified performance criteria). The Agreement provides for: (i) a monthly car allowance of $1,200; and (ii) reimbursement of up to $10,000 per year for financial planning expenses. It has no specified term of years.

Under the Agreement, if SCILLC terminates Mr. Mahoney’s employment without “cause,” or he resigns for “good reason” (as those terms are defined in the Agreements), SCILLC will pay him: (i) one times his annual base salary; (ii) any earned but unpaid bonus for any prior performance cycle; and (iii) a pro rata portion of his bonus, if any, for the current performance cycle. Mr. Mahoney would also be entitled to medical benefits for one year following termination and up to six months of outplacement assistance for a cost to SCILLC not to exceed $5,000. Except as discussed below, the base salary component of severance would be paid to Mr. Mahoney in accordance with SCILLC’s ordinary payroll practices, and the bonus amounts would be paid to Mr. Mahoney when such bonuses are paid to active employees. The Agreement provides that if the severance payments associated with base salary are determined in good faith by SCILLC to be deferred compensation subject to Section 409A of the Internal Revenue Code (“Code”), then the first six months of base salary will be paid in a lump sum on the sixth month anniversary of the date of Mr. Mahoney’s termination, and the remaining six months of payments will be paid in accordance with SCILLC’s ordinary payroll practices. Similarly, the Agreement provides with respect to bonuses that if the severance payments associated with these bonuses are determined in good faith by SCILLC to be subject to Section 409A of the Code, then such payments will be made to Mr. Mahoney on the later of: (a) the date that bonuses are paid under the bonus program; or (b) the sixth month anniversary of the date of his termination.

In the event of a “change in control” (as defined in the Agreement), if Mr. Mahoney’s employment is terminated (without cause or for good reason) within two years after a change in control, then he will be entitled to the aforementioned severance benefits. In addition, the Agreement provides that he will be entitled to accelerated vesting of all of his outstanding unvested stock options as of the date Mr. Mahoney signed the Agreement; plus extension of exerciseability of all vested stock options (through acceleration and non-acceleration) for a period of 1 year, provided, however, that if SCILLC determines in good faith that the extension of any such stock option’s exercise period results in the stock option being considered deferred compensation subject to Section 409A of the Code, such extension shall not take effect.

Also under the Agreement, all severance benefits for Mr. Mahoney are subject to him signing a general release and waiver (in the form reasonably acceptable to SCILLC) and his compliance with restrictive covenants that prohibit Mr. Mahoney during, and for one year after, the termination of his employment from soliciting any employee of the Corporation, SCILLC or their subsidiaries, or competing with SCILLC.

A copy of the Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The above description is qualified in its entirety by reference to the filed Agreement.

In connection with Mr. Mahoney’s promotion to Executive Vice President, Sales and Marketing, the Board granted Mr. Mahoney, effective as of July 3, 2006, a stock option to purchase 33,000 of the Corporation’s common stock under the ON Semiconductor 2000 Stock Incentive Plan and subject to a separate stock option grant agreement. The stock option vests annually on a pro rata basis over a four-year period beginning on the first anniversary of the grant date and has an exercise price of $5.81, which equaled the closing price of the common stock of the Corporation as quoted on NASDAQ on the grant date.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

Number	Description
10.1	Employment Agreement between Semiconductor Components Industries, LLC and Robert Charles Mahoney dated as of July 11, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ON SEMICONDUCTOR CORPORATION
(Registrant)

Date: July 13, 2006	By:	/s/ GEORGE H. CAVE
		Name:	George H. Cave
		Title:	Senior Vice President, General Counsel,
Chief Compliance & Ethics Officer and Secretary

EXHIBIT INDEX

Number	Description
10.1	Employment Agreement between Semiconductor Components Industries, LLC and Robert Charles Mahoney dated as of July 11, 2006

5